Form 10KSB, Exhibit 13
period 2001-12-31
MAIN STREET BANKSHARES INC
filed 2002-03-28
CIK 1164290

                                  PIEDMONT BANK
                               2001 ANNUAL REPORT

PIEDMONT BANK







TABLE OF CONTENTS


                                                                                                              Page No.
                                                                                                              --------

Selected Financial and Other Data........................................................................        1

Business of the Bank.....................................................................................        2

Management's Discussion and Analysis.....................................................................        3

Independent Auditors' Report.............................................................................       12

Financial Statements

   Consolidated Balance Sheets...........................................................................       13

   Consolidated Statements of Operations.................................................................       14

   Consolidated Statements of Comprehensive Income.......................................................       15

   Consolidated Statements of Changes in Shareholders' Equity............................................       16

   Consolidated Statements of Cash Flows.................................................................       17

   Notes to Consolidated Financial Statements............................................................       19

Management and Bank Personnel............................................................................       36

Shareholder Information..................................................................................       37

PIEDMONT BANK
SELECTED FINANCIAL AND OTHER DATA


                                                                                     For the year ended
                                                                         ------------------------------------------
                                                                         December 31, 2001       December 31, 2000
                                                                         -----------------       -----------------
                                                                            (In thousands, except per share data)
INCOME STATEMENT
     Interest income                                                     $            13,581    $            10,044
     Interest expense                                                                 (7,806)                (5,302)
                                                                         -------------------    -------------------
     Net interest income                                                               5,775                  4,742
     Provision for loan losses                                                        (1,077)                  (446)
                                                                         -------------------    -------------------
     Net interest income after provision for loan losses                               4,698                  4,296
     Other income                                                                      2,048                    978
     Other expenses                                                                   (5,580)                (3,977)
                                                                         -------------------    -------------------
     Income before income taxes                                                        1,166                  1,297
     Income tax expense                                                                 (383)                  (454)
                                                                         -------------------    -------------------
     Net income                                                          $               783    $               843
                                                                         ===================    ===================

BALANCE SHEET
     Total assets                                                        $           237,062    $           152,546
     Investment securities (1)                                                        61,460                 28,449
     Total loans                                                                     158,311                113,222
     Allowance for loan losses                                                         1,987                  1,438
     Total deposits                                                                  209,985                118,073
     Borrowings (2)                                                                    8,925                 19,560
     Shareholders' equity                                                             14,605                 13,417

PER SHARE DATA
     Basic net income                                                    $              0.57    $              0.71
     Diluted net income                                                                 0.56                   0.68
     Book value                                                                        10.69                  11.00

SELECTED OTHER DATA
     Return on average assets                                                           0.40%                  0.69%
     Return on average equity                                                           5.52%                  7.82%
     Average equity to average assets                                                   7.20%                  8.81%
     Net yield on average interest-earning assets                                       3.12%                  4.17%
     Average interest-earning assets to average interest-
      bearing liabilities                                                             113.68%                118.17%
     Ratio of non-interest expense to average total assets                              2.83%                  3.25%
     Nonperforming assets to total assets                                               0.63%                  0.00%
     Nonperforming loans to total loans                                                 0.11%                  0.00%
     Allowance for loan losses to total loans                                           1.26%                  1.27%

     Number of full service branches in operation                                          6                     6


(1) Consists of federal funds sold, investment securities and Federal Home Loan Bank stock.
(2) Consists of advances from the Federal Home Loan Bank and securities sold under repurchase agreements.

                                  PIEDMONT BANK
                              BUSINESS OF THE BANK


GENERAL

The Bank was incorporated on June 27, 1997, as a North Carolina-chartered commercial bank, and opened for business on July 1, 1997. The primary purpose of the Bank is to serve the banking needs of individuals and businesses in Iredell County, with all decisions and product offerings to be in the best interest of its customers while providing an acceptable return for the shareholders of the Bank. The Bank offers a wide range of banking services including checking and savings accounts; commercial, installment, mortgage, and personal loans; safe deposit boxes; and other associated services. Brokerage services are offered through Piedmont National Financial Services, a wholly-owned subsidiary of the Bank. The Bank provides banking services using the most current technology to satisfy the needs of the customers. Funds are invested in accordance with sound banking practices. The Bank's principal office has been located in downtown Statesville since September 1998. Branch offices are located in Statesville, Mooresville, Huntersville and Cornelius. The Bank has seven executive officers - the President, the Senior Vice President for Lending, the Executive Vice President - Mooresville, the Executive Vice President - North Mecklenburg, the Chief Financial Officer as well as the Secretary and the Assistant Secretary of the Corporation. In addition to its seven executive officers, the Bank has 73 employees.

PRIMARY MARKET AREA

The Bank's market area consists of Iredell County and the northern portion of Mecklenburg County, which are both located in the piedmont region of North Carolina. Iredell's population is over 122,700 and the largest city, Statesville (pop. 23,400), was selected as one of ten All-America Cities by the National Civic League in 1997. The town of Mooresville (pop. 18,800) is home to the North Carolina Racing Hall of Fame. The county is served by Interstate Highways 40 and 77, US Highways 21, 64, and 70, and NC Routes 90 and 115. National and regional airlines are located nearby in Charlotte, approximately 45 miles south of Statesville, and in Greensboro, approximately 65 miles northeast of Statesville. In addition, Statesville has a municipal airport. The Statesville Civic Center, completed in December 1999, features a grand hall with capacity of 1,200 and a fresco mural by Ben Long. The facility hosted 549 events in 2001 with over 66,240 attendees. Thirty-five trucking carriers serve the area, and ten have local terminals. Mitchell Community College is located in downtown Statesville and Mooresville, and six four-year colleges are located within a fifty-mile radius. In 2001 the median family income for Iredell County was $54,800 which ranked third in North Carolina.

In Mecklenburg County, which borders Iredell County's southern edge, the market areas include Huntersville (pop. 30,100) and Cornelius (pop. 14,100). Located adjacent to Lake Norman, and less than 20 miles from Charlotte on Interstate 77, the area continues to experience strong commercial and residential growth. Neighboring towns have engaged in a number of long-range cooperative projects designed to combat suburban sprawl, encourage light-rail connections to surrounding communities, and preserve rural lands. The Huntersville Family Fitness & Aquatics facility was opened in 2001 and features two indoor pools, an outdoor family fun pool, a gymnasium, a fitness center, and a meeting room. Davidson College, located in the town of Davidson between Mooresville and Cornelius, was ranked 10th nationally among liberal arts colleges by U.S. News. Lake Norman provides recreational opportunities for swimming, boating, skiing, sailing, and fishing.

                                  PIEDMONT BANK
                      MANAGEMENT'S DISCUSSION AND ANALYSIS


The following discussion is a summary of the financial condition and results of operations of Piedmont Bank. The analysis is intended to provide the shareholders with management's overview of the Bank's operations for the year ended December 31, 2001 compared with the year ended December 31, 2000.

FINANCIAL CONDITION

The Bank's total assets increased 55% from $152.5 million at December 31, 2000 to $237.1 million at December 31, 2001. Deposits grew 78% from $118.1 million at December 31, 2000 to $210.0 million at December 31, 2001. Total loans outstanding increased 40% from $113.0 million at December 31, 2000 to $158.1 million at December 31, 2001.

The growth in deposits for the year ended December 31, 2001 totaled $91.9 million (78%) and exceeded the Bank's forecasted increase by $52.1 million. Products were designed to attract deposits to checking, savings, and money market accounts with charges for checking accounts being lower than competitors' charges. During the fourth quarter, a new free checking account for consumers was introduced to increase noninterest bearing deposits. The largest contributors to deposit growth were other time deposits (less than $100,000) which increased by a total of $33.7 million or 67% and money market deposits which increased by $29.1 million or 93%. Certificates of deposit were offered at rates in line with competitors' rates and at one or more special rates and priced at 25-50 basis points higher than competitors' rates for limited periods. These rates were needed in order to build a deposit base sufficient to fund loans. The growth in loans for 2001 totaled $45.1 million (40%) and exceeded the Bank's forecasted growth by $13.1 million. Deposits in excess of loan growth were invested in debt securities, and federal funds sold, and used to reduce advances from the Federal Home Loan Bank of Atlanta. Real estate loans, excluding equity lines make up 58% of total loans followed by commercial (27%), equity lines (9%), consumer (5%) and municipal loans (1%). Loan demand slowed in the last half of the year as the general economy weakened.

Although there is no concentration of deposits from one individual or entity, the Bank does have 10% of its total deposits in the $100,000 or greater certificate of deposit category. Due to the merger of many banks in the market, there were fewer places for individuals to open accounts and be insured above $100,000 by the Federal Deposit Insurance Corporation. These deposits reflect the rates that have been paid and the financial strength of the customers. The Bank has accepted $1.9 million in brokered certificate of deposits that are paying interest consistent with rates being offered to its other customers. In addition to deposits, funding for the Bank's earning assets was obtained from overnight repurchase agreements with businesses in the local market area. Funds borrowed under repurchase agreements decreased from $8.6 million at December 31, 2000 to $3.9 million at December 31, 2001. While there were no outstanding advances from the Federal Home Loan Bank at December 31, 2000, outstanding advances at December 31, 2001 totaled $5.0 million.

Total investment securities were $54.8 million as of December 31, 2001 and represented 23% of total assets. The investment portfolio included securities available for sale and held to maturity, which made up 100% and less than 1% of the portfolio, respectively. Investments grew $28.6 million or 109% from December 31, 2000 to December 31, 2001 as deposit growth exceeded loan growth. The principal amount invested in floating rate securities, repricing on a quarterly or more frequent basis, increased from $1.2 million at December 31, 2000 to $5.5 million at December 31, 2001. The effective duration, a measure of price volatility, of the investment portfolio decreased from 2.7 at December 31, 2000 to 2.4 at December 31, 2001.

                                  PIEDMONT BANK
                      MANAGEMENT'S DISCUSSION AND ANALYSIS


RESULTS OF OPERATIONS

                              2001 COMPARED TO 2000

The results of operations for the year ended December 31, 2001 were net income of $783,000, as compared with $843,000 for the year ended December 31, 2000. Income before income taxes was $1,166,000 which was $320,000 higher than the forecasted amount of $846,000 for the year ended December 31, 2001. For the periods ended December 31, 2001 and 2000, interest income was $13.6 million and $10.0 million, respectively, while interest expense was $7.8 million and $5.3 million, respectively. The increases were due to loan and deposit growth. The provision for loan losses for 2001 was $1,077,000, which was an increase of $632,000 from the 2000 provision. As of December 31, 2001, the allowance for loan losses was $1,987,000 or 1.26% of loans.

Non-interest income was $2,048,000 and $978,000 for the years ended December 31, 2001 and 2000, respectively. Other operating income included fees from mortgages originated by the Bank and placed in the secondary market, which totaled $508,000 and $298,000 in 2001 and 2000, respectively. Piedmont National Financial Services, a wholly owned brokerage subsidiary, generated revenues of $634,000 for the year ended December 31, 2001 as compared with $363,000 in 2000. Additional sources of operating income included income from checking accounts, insurance commissions, ATM fees, credit card commissions, and check order commissions.

Non-interest expenses were $5.6 million and $4.0 for the years ended December 31, 2001 and December 31, 2000, respectively. Non-interest expenses for 2001 and 2000 included salaries and benefits which were $3.1 million and $2.0 million, respectively, computer and equipment expenses which were $495,000 and $352,000, respectively, outside service fees for daily items and report processing which were $382,000 and $225,000 , respectively, and occupancy expenses which were $380,000 and $265,000, respectively. Other expenses also include advertising and marketing, printing and supplies, postage and freight, and quarterly FDIC charges for deposit insurance, and other items.

NET INTEREST INCOME

Like most financial institutions, the primary component of earnings for the Bank is net interest income. Net interest income is the difference between interest income, principally from loan and investment securities portfolios, and interest expense, principally on customer deposits and borrowings. Changes in net interest income result from changes in volume, spread and margin. For this purpose, volume refers to the average dollar level of interest-earning assets and interest-bearing liabilities, spread refers to the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities, and margin refers to net interest income divided by average interest-earning assets and is influenced by the level and relative mix of interest-earning assets and interest-bearing liabilities, as well as levels of noninterest-bearing liabilities. During the years ended December 31, 2001 and 2000, average interest-earning assets were $184.8 million, and $113.8 million, respectively. During these same years, the Bank's net yields on average interest-earning assets were 3.12% and 4.17%, respectively.

                                  PIEDMONT BANK
                      MANAGEMENT'S DISCUSSION AND ANALYSIS


                  AVERAGE BALANCES AND INTEREST INCOME ANALYSIS


                                                      For the year ended                 For the year ended
                                                      December 31, 2001                   December 31, 2000
                                                  ---------------------------      -------------------------------
                                                                     Interest                            Interest
                                                Average     Average   Income/     Average       Average    Income/
 $ in thousands                                 Balance      Rate     Expense      Balance        Rate     Expense
                                                -------      ----     -------      -------       ----     -------
 ASSETS
Loans                                         $   137,801     8.12%  $  11,194    $   86,533      9.58%  $    8,288
Investment securities                              37,102     5.54%      2,056        25,927      6.43%       1,668
Federal funds sold                                  8,213     3.23%        265           764      6.68%          51
Interest-earning deposits with banks                1,709     3.80%         65           589      6.28%          37
                                              -----------     ----   ---------    ----------      ----   ----------
Total interest-earning assets                     184,825     7.35%     13,580       113,813      8.83%      10,044
                                                           --------  ---------                    -----  ----------
All other assets                                   12,141                              8,487
                                              -----------                         ----------
Total assets                                  $   196,966                         $  122,300
                                              ===========                         ==========

 LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing deposits                     $   151,016     4.83%      7,289    $   87,057      5.42%       4,719
 Securities sold under
   agreements to repurchase                         5,356     4.23%        227         3,942      5.56%         219
 Advances from the Federal
   Home Loan Bank                                   6,218     4.67%        290         5,312      6.85%         364
                                              -----------     ----   ---------    ----------      ----   ----------
Total interest-bearing liabilities                162,590     4.80%      7,806        96,311      5.51%       5,302
                                                             -----   ---------                   ------  ----------
Noninterest-bearing deposits                       19,286                             14,010
Other liabilities                                     910                          1,203
Shareholders' equity                               14,180                             10,776
                                              -----------                         ----------
Total liabilities and shareholders' equity    $   196,966                         $  122,300
                                              ===========                         ==========

 Net yield on earning assets and net
   interest income                                            3.12%  $   5,774                    4.17%  $    4,742
                                                              =====  =========                    ====   ==========

Interest rate spread                                          2.55%                               3.32%
                                                              =====                               ====


                              RATE/VOLUME ANALYSIS

The following table analyzes the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. The table distinguishes between (i) changes attributable to volume (changes in volume multiplied by the prior period's rate), (ii) changes attributable to rate (changes in rate multiplied by the prior period's volume), and (iii) net change (the sum of the previous columns). The change attributable to both rate and volume (changes in rate multiplied by changes in volume) has been allocated equally to both the changes attributable to volume and the changes attributable to rate.

                                  PIEDMONT BANK
                      MANAGEMENT'S DISCUSSION AND ANALYSIS


                   INTEREST RATE AND VOLUME VARIANCE ANALYSIS


                                                                            2001 vs. 2000
                                                                   -----------------------------
                                                                         Increase (Decrease)
                                                                            Attributable to
$ in thousands                                                        Volume            Rate             Total
                                                                   -------------    ------------     --------------

Loans                                                              $       4,538    $     (1,632)    $        2,906
Investment securities                                                        669            (281)               388
Federal funds sold                                                           369            (155)               214
Interest-earning deposits with banks                                          56             (28)                28
                                                                   -------------    ------------     --------------
Total interest income                                                      5,632          (2,096)             3,536
                                                                   -------------    ------------     --------------

Interest-bearing deposits                                                  3,277            (707)             2,570
Securities sold under agreements to repurchase                                69             (61)                 8
Advances from the Federal Home Loan Bank                                      52            (126)               (74)
                                                                   -------------    ------------     --------------
Total interest expense                                                     3,398            (894)             2,504
                                                                   -------------    ------------     --------------

Net interest income                                                $       2,234    $     (1,202)    $        1,032
                                                                   =============    ============     ==============

LOANS

The Bank generally makes commercial and consumer loans within Iredell County, North Carolina, its market area. The Bank places emphasis on commercial loans to small and medium sized businesses and on consumer loans. The Bank has a diversified loan portfolio with no concentration to any one borrower or industry. The amounts and types of loans at December 31, 2001 and 2000 are shown in the following table.

                         LOANS AND NONPERFORMING ASSETS
                               As of December 31,

                                                             2001                               2000
                                              --------------------------------    -------------------------------
                                                                     % of                                % of
                                                                     Total                               Total
$ in thousands                                      Amount           Loans             Amount            Loans
                                              ---------------    -------------    --------------     ------------

Loans:
Real estate loans                             $       107,357           67.81%    $      74,536            65.83%
Commercial loans                                       42,579           26.90%            33,200           29.32%
Consumer loans                                          8,375            5.29%            5,486             4.85%
                                              ---------------    -------------    -------------      ------------
Total loans                                           158,311          100.00%          113,222           100.00%
                                                                 =============                       ============
Deferred origination fees, net                           (226)                              (181)
Allowance for loan losses                              (1,987)                            (1,438)
                                              ---------------                     --------------
Loans, net                                    $       156,098                     $     111,603
                                              ===============                     =============

Nonperforming assets:
Nonaccrual loans                              $           175                               none
Loans 90 days or more past due
    and still accruing interest                          none                               none
Restructured loans                                       none                               none
Foreclosed properties                                   1,312                               none

                                  PIEDMONT BANK
                      MANAGEMENT'S DISCUSSION AND ANALYSIS


LIQUIDITY AND CAPITAL RESOURCES

Maintaining adequate liquidity while managing interest rate risk is the primary goal of the Bank's asset and liability management strategy. Liquidity is the ability to fund the needs of the Bank's borrowers and depositors, pay operating expenses, and meet regulatory liquidity requirements. Maturing investments, loan and mortgage-backed security principal repayments, deposit growth, securities sold under agreements to repurchase, and borrowings from the Federal Home Loan Bank are presently the main sources of the Bank's liquidity. The Bank's primary uses of liquidity are to fund loans and to make investments.

Because of our continued growth, we have maintained a relatively high level of liquidity. As of December 31, 2001, liquid assets (cash and cash equivalents and investment securities available for sale) were approximately $69.4 million, which represents 29% of total assets and 33% of total deposits. Supplementing this liquidity, the Bank has available lines of credit from various correspondent banks of approximately $46.4 million. At December 31, 2001, outstanding commitments for undisbursed lines of credit and letters of credit amounted to $34.4 million. Management believes that the combined aggregate liquidity position of the Bank is sufficient to meet the funding requirements of loan demand and deposit maturities and withdrawals in the near term.

Certificates of deposits represented 50% of the Bank's total deposits at December 31, 2001. The Bank's growth strategy will include efforts focused at increasing the relative volume of transaction deposit accounts. Certificates of deposit of $100,000 or more represented 10% of the Bank's total deposits at year-end. While these deposits are generally considered rate sensitive, management believes most of them are relationship-oriented. While the Bank will need to pay competitive rates to retain these deposits at maturity, there are other subjective factors that will determine the Bank's continued retention of those deposits.

Under federal capital regulations, Piedmont Bank must satisfy certain minimum leverage ratio requirements and risk-based capital requirements. At December 31, 2001, the Bank's equity to asset ratio was 6.16%. Both the Tier 1 Capital Ratio and the Tier 1 Leverage Ratio place the Bank in excess of the minimum required to be deemed a well-capitalized bank by regulatory measures. The Total Capital Ratio, 8.9%, places the Bank above the level required to be deemed adequately capitalized but below the well-capitalized level. The Bank's ratio of Tier I capital to risk-weighted assets at December 31, 2001 was 7.9%.

INTEREST RATE SENSITIVITY

INTEREST RATE GAP ANALYSIS. As a part of its interest rate risk management policy, the Bank calculates an interest rate "gap." Interest rate "gap" analysis is a common, though imperfect, measure of interest rate risk, which measures the relative dollar amounts of interest-earning assets and interest-bearing liabilities which reprice within a specific time period, either through maturity or rate adjustment. The "gap" is the difference between the amounts of such assets and liabilities that are subject to repricing. A "positive" gap for a given period means that the amount of interest-earning assets maturing or otherwise repricing within that period exceeds the amount of interest-bearing liabilities maturing or otherwise repricing within the same period. Accordingly, in a declining interest rate environment, an institution with a positive gap would generally be expected, absent the effects of other factors, to experience a decrease in the yield on its assets greater than the decrease in the cost of its liabilities and its income should be negatively affected. Conversely, the cost of funds for an institution with a positive gap would generally be expected to increase more slowly than the yield on its assets in a rising interest rate environment, and such institution's net interest income generally would be expected to be positively affected by rising interest rates.
Changes in interest rates generally have the opposite effect on an institution with a "negative gap."

                                  PIEDMONT BANK
                      MANAGEMENT'S DISCUSSION AND ANALYSIS

The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2001, which are projected to reprice or mature in each of the future time periods shown. Except as stated below, the amounts of assets and liabilities shown which reprice or mature within a particular period were determined in accordance with the contractual terms of the assets or liabilities. Loans with adjustable rates are shown as being due at the end of the next upcoming adjustment period. Money market deposit accounts and negotiable order of withdrawal or other transaction accounts are assumed to pay out over a five-year decay schedule. In making the gap computations, standard assumptions regarding prepayment rates and deposit decay rates have been used for interest-earning assets and interest-bearing liabilities. In addition, the table reflects scheduled principal payments, which will be received throughout the lives of the loans. The interest rate sensitivity of the Bank's assets and liabilities illustrated in the following table would vary substantially if different assumptions were used or if actual experience differs from that indicated by such assumptions.

                                                                              Terms to Repricing at December 31, 2001
                                                                -------------------------------------------------------------
                                                                                  More Than
                                                                1 Year            1 Year to       More Than
                                                                or Less            5 Years         5 Years             Total
                                                                ---------          --------          -------         --------
                                                                                     ($ in thousands)

INTEREST-EARNING ASSETS
   Loans fixed                                                  $   9,024          $ 45,216          $ 6,792         $ 61,032
   Loans variable                                                  97,279                --               --           97,279
   Interest-earning deposits with banks                             1,688               272               --            1,960
   Federal funds sold                                               6,021                --               --            6,021
   Investment securities                                            6,723            23,247           24,839           54,809
   FHLB stock                                                          --                --              630              630
                                                                ---------          --------          -------         --------

         Total interest-earning assets                          $ 120,735          $ 68,735          $32,261         $221,731
                                                                =========          ========          =======         ========

   Percent of total interest-earning assets                         54.45%            31.00%           14.55%          100.00%

   Cumulative percent of total interest-earnings assets             54.45%            85.45%          100.00%          100.00%

INTEREST-BEARING LIABILITIES
   Deposits                                                     $ 181,244          $ 28,741          $    --         $209,985
   Borrowings (1)                                                   3,925                --            5,000            8,925
                                                                ---------          --------          -------         --------

         Total interest-bearing liabilities                     $ 185,169          $ 28,741          $ 5,000         $218,910
                                                                =========          ========          =======         ========

   Percent of total interest-bearing liabilities                    84.59%            13.13%            2.28%          100.00%

   Cumulative percent of total interest-bearing liabilities         84.59%            97.72%          100.00%          100.00%

INTEREST SENSITIVITY GAP                                        $ (64,434)         $ 39,994          $27,261         $  2,821

CUMULATIVE INTEREST
   SENSITIVITY GAP                                              $ (64,434)         $(24,440)         $ 2,821         $  2,821

CUMULATIVE INTEREST
   SENSITIVITY GAP AS A
   PERCENT OF TOTAL
   INTEREST-EARNING ASSETS                                         (29.06%)          (11.02%)           1.27%            1.27%

CUMULATIVE RATIO OF
   INTEREST-SENSITIVE ASSETS
   TO INTEREST-SENSITIVE LIABILITIES                                65.20%            88.57%          101.29%          101.29%

(1) Consists of securities sold under agreements to repurchase and advances from the Federal Home Loan Bank.

                                  PIEDMONT BANK
                      MANAGEMENT'S DISCUSSION AND ANALYSIS


INVESTMENT SECURITIES

At December 31, 2001, the securities classified as available for sale, carried at market value, totaled $54,717,000 with an amortized cost of $54,502,000. Securities available for sale are securities that will be held for an indefinite period of time, including securities that management intends to use as a part of its asset/liability strategy. These securities may be sold in response to changes in interest rates, to changes in prepayment risk, or to the need to increase regulatory capital. Securities available for sale consist of U.S. treasury notes with an average life of 2.61 years, U.S. government agencies with an average life of 4.16 years, municipal securities with an average life of 8.85 years, and mortgage backed securities with an average life of 5.32 years. Securities classified as held to maturity totaled $91,945 with a market value of $94,361 at December 31, 2001. Management has determined that it has both the ability and intent to hold these securities until maturity. Securities held to maturity consist of mortgage-backed securities with an average life of 2.33 years. The proceeds from maturities and sales were invested along with funds in excess of loan demand.

                    MATURITIES AND YIELDS OF DEBT SECURITIES
                             As of December 31, 2001


                          Within 1 Year          1 to 5 Years           5 to 10 Years           After 10 Years
                          -------------          ------------           -------------           --------------
$ in thousands           Amount    Yield      Amount       Yield      Amount      Yield       Amount       Yield       Total
                         ------    -----      ------       -----      ------      -----       ------       -----       -----
Available for sale
 securities
   U.S. Treasury          $--        --      $ 3,617       3.13%      $   --         --       $    --         --       $ 3,617
   U.S. Government
     agencies              14      2.46%      19,621       4.44%       3,283       4.57%        3,239       3.77%       26,157
   Municipals              --        --        1,501       3.00%       1,020       3.96%        4,022       4.68%        6,543
   Mortgage-backed
     securities            --        --           --         --        4,631       5.89%       13,749       5.82%       18,380
   Other                   --        --           --         --           19         --            --         --            19
                          ---      ----      -------       ----       ------       ----       -------       ----       -------

     Total available
       for sale           $14                $24,739                  $8,953                  $21,010                  $54,716
                          ===                =======                  ======                  =======                  =======

Held to maturity
 securities
   Mortgage-backed
     securities           $--        --      $    --         --       $   83       6.14%      $     9       7.27%      $    92
                          ---      ----      -------       ----       ------       ----       -------       ----       -------

     Total held to
       maturity           $--                $    --                  $   83                  $     9                  $    92
                          ===                =======                  ======                  =======                  =======


PROVISION AND ALLOWANCES FOR LOAN LOSSES

Management determines the allowance for loan losses based on a number of factors including quality of the Bank's loan portfolio (as established by our loan review system), changes occurring in the local market area and the national economy, and projections of historical trends into the future. Management utilizes a loan grading system to assist in determining the overall risk of the loan portfolio.

The allowance for loan losses is created by direct charges to operations. Losses on loans are charged against the allowance for loan losses in the accounting period in which they are determined by management to be uncollectible. Recoveries during the period are credited to the allowance for loan losses.

                                  PIEDMONT BANK
                      MANAGEMENT'S DISCUSSION AND ANALYSIS


Management realizes that general economic trends greatly affect loan losses, and no assurances can be made that further charges to the loan loss allowance may not be significant in relation to the amount provided during a particular period. Management also does not make any assurances that further evaluation of the loan portfolio based on conditions then prevailing may not require sizable additions to the allowance, thus necessitating similarly sizable charges to operations. The allowance for loan losses was 1.26% and 1.27% of loans outstanding at December 31, 2001 and 2000, respectively. There were three loans written off in 2001 with net charge-offs totaling $528,129, or 0.38% of average total loans as compared with none in the prior year. The increase was attributable to weakness in the economy and consistent with industry trends. In comparison, the FDIC reports in its "State Banking Performance Summary" the aggregate net charge-offs to total outstanding loans for North Carolina commercial banks totaled 0.85% in 2001 as compared with 0.69% in 2000. The following table presents the allocation of the allowance for loan losses by category and an analysis of the allowance for loan losses.

                   ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES
                               As of December 31,

                                     2001                       2000
                            ---------------------      ---------------------
                                          % of                       % of
                                          Total                      Total
$ in thousands                Amount      Loans          Amount      Loans
                            ---------  ----------      ---------  ----------
Real estate                 $   1,348       0.85%      $     946       0.84%
Commercial                        534       0.34%            422       0.37%
Consumer                          105       0.07%             70       0.06%
                            ---------  ----------      ---------  ----------
Total loans                 $   1,987       1.26%      $   1,438       1.27%
                            =========  ==========      =========  ==========

DEPOSITS

The Bank's rate paid on interest-bearing deposits decreased from 5.42% in 2000 to 4.83% in 2001. The Bank's primary growth in deposits is reflected in time deposits which increased $44.5 million. Rates on new certificates of deposits were more sensitive to market rate changes than money market rates were. As certificate of deposit rates rose above money market rates during the year, there was increased demand for certificates of deposit accounts. Increased customer awareness of interest rates increases the importance of rate management by the Bank. The Bank's management continuously monitors market pricing, competitor rates, and internal rate spreads to maintain the Bank's growth and profitability. Deposits continue to be the principal source of funds for continued growth, so the Bank attempts to structure its rates so as to promote deposit and asset growth while at the same time increasing the overall profitability of the Bank. The daily average amounts of deposits of the Bank are summarized below.

                                AVERAGE DEPOSITS

                                                    For the year ended          For the year ended
       $ in thousands                                December 31, 2001            December 31, 2000
                                                -------------------------     -------------------------

       Non-interest-bearing deposits            $                 19,286      $                  14,010

       Interest-bearing deposits                                  151,016                        87,057
                                                -------------------------     -------------------------

       Total                                    $                 170,302     $                 101,067
                                                =========================     =========================

                                  PIEDMONT BANK
                      MANAGEMENT'S DISCUSSION AND ANALYSIS


EFFECTS OF INFLATION AND CHANGING PRICES

A commercial bank has an asset and a liability structure that is distinctly different from that of a company with substantial investments in plant and inventory because the major portion of its assets are monetary in nature. As a result, a bank's performance may be significantly influenced by changes in interest rates. Although the banking industry is more affected by changes in interest rates than by inflation in the prices of goods and services, inflation is a factor, which may influence interest rates. Yet, the frequency and magnitude of interest rate fluctuations do not necessarily coincide with the changes in the general inflation rate. Inflation does affect operating expenses in that personnel expenses and the cost of supplies and outside services tend to increase more during periods of high inflation. In regard to interest rate fluctuations, the Bank analyzes the sensitivity of earnings to changes in market interest rates on a quarterly basis.

FORWARD LOOKING STATEMENTS

The foregoing discussion may contain forward looking statements within the meaning of the Private Securities Litigation Reform Act. The accuracy of such forward looking statements could be affected by such factors as, including but not limited to, the financial success or changing strategies of the Bank's customers, actions of government regulators, or general economic conditions.

                               [DIXON ODOM LOGO]
                                DIXON ODOM PLLC
                  CERTIFIED PUBLIC ACCOUNTANTS AND CONSULTANTS

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
Piedmont Bank
Statesville, North Carolina

We have audited the accompanying consolidated balances sheets of Piedmont Bank and Subsidiary as of December 31, 2001 and 2000 and the related consolidated statements of operations, comprehensive income, changes in shareholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Piedmont Bank and Subsidiary as of December 31, 2001 and 2000, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.



/s/ Dixon Odom PLLC
---------------------------

Charlotte, North Carolina
February 26, 2002

PIEDMONT BANK
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2001 AND 2000


                                                                              2001                2000
                                                                          ------------        ------------

ASSETS

  Cash and due from banks                                                 $  6,704,898        $  3,987,309
  Interest-earning deposits with banks                                       1,960,307           1,300,018
  Federal funds sold                                                         6,021,000           1,620,000
                                                                          ------------        ------------
       Cash and cash equivalents                                            14,686,205           6,907,327
  Investment securities:
   Available for sale                                                       54,716,680          26,039,818
   Held to maturity (fair value of $94,361 in
     2001 and $158,788 in 2000)                                                 91,945             159,139
  Federal Home Loan Bank stock, at cost                                        630,000             630,000
  Loans, net of allowance for loan losses of
     $1,987,410 in 2001 and $1,438,204 in 2000                             156,097,657         111,602,665
  Accrued interest receivable                                                1,220,294           1,007,624
  Foreclosed assets                                                          1,311,994                  --
  Premises and equipment, net                                                6,720,745           5,263,050
  Other assets                                                               1,586,591             936,083
                                                                          ------------        ------------

         TOTAL ASSETS                                                     $237,062,111        $152,545,706
                                                                          ============        ============

LIABILITIES AND SHAREHOLDERS' EQUITY

  Deposits:
   Demand                                                                 $ 26,428,735        $ 15,191,940
   NOW accounts                                                             12,551,672           7,843,675
   Money market accounts                                                    60,324,788          31,198,467
   Savings                                                                   5,781,147           3,476,317
   Time deposits of $100,000 or more                                        21,208,322          10,358,302
   Other time deposits                                                      83,690,821          50,004,094
                                                                          ------------        ------------
         TOTAL DEPOSITS                                                    209,985,485         118,072,795

  Securities sold under agreements to repurchase                             3,925,395           8,559,988
  Advances from the Federal Home Loan Bank                                   5,000,000          11,000,000
  Accrued interest payable                                                     459,208             369,188
  Other liabilities                                                          3,086,571           1,127,094
                                                                          ------------        ------------

         TOTAL LIABILITIES                                                 222,456,659         139,129,065
                                                                          ------------        ------------

SHAREHOLDERS' EQUITY
  Common stock, $5 par value, 5,000,000 shares authorized,
   1,365,890 and 1,219,256 shares issued and in the process of
   issuance at December 31, 2001 and 2000, respectively                      6,829,450           6,096,280
  Additional paid-in capital                                                 7,544,591           6,555,920
  Retained earnings                                                             86,670             710,815
  Accumulated other comprehensive income                                       144,741              53,626
                                                                          ------------        ------------

         TOTAL SHAREHOLDERS' EQUITY                                         14,605,452          13,416,641
                                                                          ------------        ------------

         TOTAL LIABILITIES AND
         SHAREHOLDERS' EQUITY                                             $237,062,111        $152,545,706
                                                                          ============        ============

See notes to consolidated financial statements.

PIEDMONT BANK
CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2001 AND 2000


                                                                    2001                2000
                                                                ------------        ------------

INTEREST INCOME
  Loans                                                         $ 11,194,413        $  8,288,087
  Federal funds sold                                                 265,120              50,813
  Interest-earning deposits with banks                                65,470              37,205
  Investment securities                                            2,055,757           1,667,994
                                                                ------------        ------------
       Total interest income                                      13,580,760          10,044,099
                                                                ------------        ------------

INTEREST EXPENSE
  Time deposits of $100,000 or more                                  939,367             605,908
  Other time and savings deposits                                  6,349,430           4,113,133
  Securities sold under agreements to repurchase                     214,866             187,455
  Advances from Federal Home Loan Bank                               290,463             364,239
  Other borrowed funds                                                11,913              31,134
                                                                ------------        ------------
       Total interest expense                                      7,806,039           5,301,869
                                                                ------------        ------------

NET INTEREST INCOME                                                5,774,721           4,742,230

PROVISION FOR LOAN LOSSES                                          1,077,335             445,500
                                                                ------------        ------------

NET INTEREST INCOME AFTER PROVISION
  FOR LOAN LOSSES                                                  4,697,386           4,296,730
                                                                ------------        ------------

NON-INTEREST INCOME
  Investment commissions                                             633,844             363,443
  Mortgage operations                                                507,803             298,230
  Service charges on deposit accounts                                406,392             231,657
  Net gain on sales of available-for-sale securities                 336,373              28,118
  Other                                                              163,908              56,535
                                                                ------------        ------------
       Total non-interest income                                   2,048,320             977,983
                                                                ------------        ------------

NON-INTEREST EXPENSES
  Salaries and employee benefits                                   3,053,527           2,048,183
  Occupancy and equipment                                            875,838             617,069
  Data processing                                                    382,161             225,095
  Advertising and business promotion                                 156,913             128,649
  Other                                                            1,111,695             958,200
                                                                ------------        ------------
       Total non-interest expenses                                 5,580,134           3,977,196
                                                                ------------        ------------

INCOME BEFORE INCOME TAXES                                         1,165,572           1,297,517

INCOME TAXES                                                         382,500             454,100
                                                                ------------        ------------

NET INCOME                                                      $    783,072        $    843,417
                                                                ============        ============

BASIC NET INCOME PER COMMON SHARE                               $        .57        $        .71
                                                                ============        ============

DILUTED NET INCOME PER COMMON SHARE                             $        .56        $        .68
                                                                ============        ============

See notes to consolidated financial statements.

PIEDMONT BANK
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
YEARS ENDED DECEMBER 31, 2001 AND 2000


                                                                              2001                 2000
                                                                          ------------         ------------

NET INCOME                                                                $    783,072         $    843,417
                                                                          ------------         ------------

OTHER COMPREHENSIVE INCOME BEFORE TAX
     Unrealized holding gains on available for sale securities                 468,675              575,333
     Reclassification adjustment for gains realized in income                 (336,373)             (28,118)
                                                                          ------------         ------------

         Other comprehensive income, before tax                                132,302              547,215

INCOME TAX EXPENSE RELATED TO
   ITEMS OF OTHER COMPREHENSIVE INCOME                                          41,187              210,115
                                                                          ------------         ------------

OTHER COMPREHENSIVE INCOME,
   NET OF TAX                                                                   91,115              337,100
                                                                          ------------         ------------

COMPREHENSIVE INCOME                                                      $    874,187         $  1,180,517
                                                                          ============         ============

See notes to consolidated financial statements.

PIEDMONT BANK
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 2001 AND 2000


                                                                                                      Accumulated
                                                                                                        other
                                                     Common stock        Additional     Retained     comprehensive      Total
                                              -----------------------     paid-in        earnings       income      shareholders'
                                                Shares       Amount       capital       (deficit)       (loss)          equity
                                              ---------    ----------    ----------    -----------   -------------  -------------

Balance at December 31, 1999                  1,043,999    $5,219,995    $4,719,084    $  (132,602)    $(283,474)    $  9,523,003

Net income                                           --            --            --        843,417            --          843,417

Unrealized holding gains on
  available-for-sale securities, net                 --            --            --             --       337,100          337,100

Common stock issued pursuant to:
  Sale of common stock:
     Shares issued                              147,346       736,730     1,573,297             --            --        2,310,027

     Shares in the process of issuance           22,351       111,755       221,803             --            --          333,558

     Stock options exercised                      5,560        27,800        41,736             --            --           69,536
                                              ---------    ----------    ----------    -----------     ---------     ------------

Balance at December 31, 2000                  1,219,256     6,096,280     6,555,920        710,815        53,626       13,416,641

Net income                                           --            --            --        783,072            --          783,072

Unrealized holding gains on
  available-for-sale securities, net                 --            --            --             --        91,115           91,115

Common stock issued pursuant to:
  Sale of common stock                           15,511        77,555       159,064             --            --          236,619

  10% stock dividend                            123,660       618,300       782,161     (1,407,217)           --           (6,756)

  Stock options exercised                         7,463        37,315        47,446             --            --           84,761
                                              ---------    ----------    ----------    -----------     ---------     ------------

Balance at December 31, 2001                  1,365,890    $6,829,450    $7,544,591    $    86,670     $ 144,741     $ 14,605,452
                                              =========    ==========    ==========    ===========     =========     ============

See notes to consolidated financial statements.

PIEDMONT BANK
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2001 AND 2000


                                                                          2001                 2000
                                                                      ------------         ------------

CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                         $    783,072         $    843,417
   Adjustments to reconcile net income to net cash
     provided by operating activities:
       Depreciation and amortization                                       352,960              234,617
       Deferred income taxes                                               (79,685)            (122,110)
       Provision for loan losses                                         1,077,335              445,500
       Premium amortization and discount accretion, net                     41,451              (38,773)
       Net (gain) loss on sale of assets                                  (336,373)               9,365
       Increase in accrued interest receivable                            (212,670)            (380,130)
       Increase in other assets                                           (621,245)            (142,802)
       Increase in accrued interest payable                                 90,020              199,128
       Increase in other liabilities                                     1,726,697               63,204
                                                                      ------------         ------------
         Net cash provided by operating activities                       2,821,562            1,111,416
                                                                      ------------         ------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Proceeds from sales and maturities of securities
     available for sale                                                 23,898,837            6,773,631
   Proceeds from maturities of securities held to maturity                  66,301               54,312
   Purchases of securities available for sale                          (52,138,347)          (8,911,974)
   Net increase in loans                                               (46,884,321)         (41,600,078)
   Additions to premises and equipment                                  (1,570,655)          (3,427,172)
   Purchase of Federal Home Loan Bank stock                                     --             (441,300)
                                                                      ------------         ------------
         Net cash used by investing activities                         (76,628,185)         (47,552,581)
                                                                      ------------         ------------

CASH FLOWS FROM FINANCING ACTIVITIES
   Net increase in demand deposits, NOW accounts,
     money market accounts and savings accounts                         47,375,943            1,162,832
   Net increase in certificates of deposit                              44,536,747           28,655,010
   Net increase (decrease) in borrowings                               (10,634,593)          15,338,746
   Proceeds from exercise of stock options                                  77,541               57,768
   Cash paid in lieu of fractional shares                                   (6,756)                  --
   Proceeds from the issuance of capital stock                             236,619            2,310,027
   Proceeds from stock in the process of issuance                               --              333,558
                                                                      ------------         ------------
       Net cash provided by financing activities                        81,585,501           47,857,941
                                                                      ------------         ------------

NET INCREASE IN CASH AND CASH EQUIVALENTS                                7,778,878            1,416,776

CASH AND CASH EQUIVALENTS:
   Beginning of year                                                     6,907,327            5,490,551
                                                                      ------------         ------------

   End of year                                                        $ 14,686,205         $  6,907,327
                                                                      ============         ============

PIEDMONT BANK
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
YEARS ENDED DECEMBER 31, 2001 AND 2000


                                                                         2001              2000
                                                                      ----------        ----------

SUPPLEMENTAL DISCLOSURES
   Cash paid during the year for:
     Interest                                                         $7,716,019        $5,102,741
                                                                      ==========        ==========
     Income taxes                                                     $  783,500        $  475,145
                                                                      ==========        ==========

SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING
   AND FINANCING ACTIVITIES
   Changes in unrealized gains on available-for-sale
     securities net of tax of $41,187 and $210,115 in 2001
     and 2000, respectively                                           $   91,115        $  337,100
                                                                      ==========        ==========

   Transfers of loans to foreclosed assets                            $1,311,994        $       --
                                                                      ==========        ==========

   Liability incurred for acquisition of branch
     facilities (to be settled by issuance
     of common stock)                                                 $  240,000        $       --
                                                                      ==========        ==========

See notes to consolidated financial statements.

PIEDMONT BANK
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2001 AND 2000


1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         ORGANIZATION - Piedmont Bank is a state chartered commercial bank headquartered in Statesville, North Carolina and provides consumer and commercial banking services in Iredell County and surrounding areas. The Bank was incorporated in North Carolina on June 27, 1997 and began accepting deposits and making loans on July 1, 1997.

         On April 20, 1999, Piedmont Bank incorporated a subsidiary, Piedmont National Financial Services, Inc. ("PNFS"). PNFS provides investment services to the bank's customers. PNFS is a North Carolina corporation with one office located in the Bank's headquarters in Statesville, North Carolina.

         In accordance with Section 350.4(d) of the Federal Deposit Insurance Commission ("FDIC") Rules and Regulations, this set of financial statements has not been reviewed, or confirmed for accuracy or relevance, by the FDIC.

         BASIS OF PRESENTATION - The consolidated financial statements include the accounts of Piedmont Bank and its wholly owned subsidiary, PNFS (subsequent to April 20, 1999). Piedmont Bank and PNFS are referred to herein collectively as the "Bank." All intercompany accounts and transactions have been eliminated in consolidation.

         CASH AND CASH EQUIVALENTS - Cash and cash equivalents include cash and due from banks, interest-earning deposits with banks and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

         INVESTMENT SECURITIES - Debt securities that the Bank has the positive intent and ability to hold to maturity are classified as "held-to-maturity securities" and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling in the near term are classified as "trading securities" and reported at fair value, with unrealized gains and losses included in earnings. Debt securities not classified as either held-to-maturity securities or trading securities and equity securities not classified as trading securities are classified as "available-for-sale securities" and reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of shareholders' equity and as an item of other comprehensive income. Realized gains and losses are recognized at the time of sale based upon the specific identification method. Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary result in write-downs of the individual securities to their fair value. The related write-downs are included in earnings as realized losses. Premiums and discounts are recognized in interest expense, or interest income, respectively, using the interest method over the period to maturity. Transfers of securities between classifications are accounted for at fair value. No securities have been classified as trading securities.

         STOCK IN FEDERAL HOME LOAN BANK OF ATLANTA - As a requirement for membership, the Bank invests in stock of the Federal Home Loan Bank of Atlanta ("FHLB"). This investment is carried at cost.

PIEDMONT BANK
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2001 AND 2000


1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         LOANS - Loans that management has the intent and ability to hold for the foreseeable future or until maturity are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans. Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan. The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

         ALLOWANCE FOR LOAN LOSSES - The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management's determination of the adequacy of the allowance is based on an evaluation of the portfolio, current economic conditions, historical loan loss experience and other risk factors. Recovery of the carrying value of loans is dependent to some extent on future economic, operating and other conditions that may be beyond the Bank's control. Unanticipated future adverse changes in such conditions could result in material adjustments to the allowance for loan losses. While management uses the best information available to make evaluations, future adjustments to the allowance may be necessary if conditions differ substantially from the assumptions used in making the evaluations. In addition, regulatory examiners may require Piedmont Bank to recognize changes to the allowance for loan losses based on their judgments about information available to them at the time of their examination.

         Loans that are deemed to be impaired (i.e., probable that the Bank will be unable to collect all amounts due according to the terms of the loan agreement) are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical matter, at the loan's observable market value or fair value of the collateral if the loan is collateral dependent. A valuation reserve is established to record the difference between the stated loan amount and the present value or market value of the impaired loan. Impaired loans may be valued on a loan-by-loan basis (e.g., loans with risk characteristics unique to an individual borrower) or on an aggregate basis (e.g., loans with similar risk characteristics). The Bank's policy for recognition of interest income on impaired loans is the same as its interest income recognition policy for non-impaired loans. As of December 31, 2001 and 2000, there were no loans within the Bank's portfolio that were considered to be impaired.

         PREMISES AND EQUIPMENT - Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization, computed by the straight-line method, are charged to operations over the properties' estimated useful lives, 3 to 10 years for furniture and equipment, 40 years for buildings, and 20 years for land improvements or, in the case of leasehold improvements, the term of the lease if shorter. Repairs and maintenance costs are charged to operations as incurred and additions and improvements to premises and equipment are capitalized. Upon sale or retirement, the cost and related accumulated depreciation are removed from the accounts and any gains or losses are reflected in current operations.

PIEDMONT BANK
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2001 AND 2000


1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         FORECLOSED ASSETS - Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets.

         INCOME TAXES - Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. A valuation allowance is provided for deferred tax assets until it is more likely than not that the assets will be realized.

         NET INCOME PER SHARE - Basic net income per common share is calculated on the basis of the weighted average number of shares outstanding. Common stock equivalents arising from stock options outstanding are included in diluted net income per common share. All per share amounts reflect the effect of stock dividends.

         USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         STOCK COMPENSATION PLANS - Statement of Financial Accounting Standards
         (SFAS) No, 123, Accounting for Stock-Based Compensation, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Bank's stock option plans have no intrinsic value at the grant date and, under Opinion No. 25, no compensation cost is recognized for them. The Bank has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, has provided pro forma disclosures of net income and earnings per share and other disclosures, as if the fair value based method of accounting had been applied.

         COMPREHENSIVE INCOME - Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

PIEDMONT BANK
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2001 AND 2000


1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         DERIVATIVE FINANCIAL INSTRUMENTS

         On January 1, 2001, the Bank adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This Statement established accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. The Bank has no derivative financial instruments and does not engage in any hedging activities; accordingly, the adoption of the statement did not affect the Bank's financial statements.

         RECENT ACCOUNTING PRONOUNCEMENTS

         In July 2001, the Financial Accounting Standard Board ("FASB") issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires that all business combinations initiated after June 30, 2001 be accounted for using the purchase method. SFAS No. 142 changes the accounting for goodwill and certain other intangible assets from an amortization method to an impairment only approach. Since the Bank does not have goodwill or other intangible assets, the adoption of SFAS Nos. 141 and 142 on January 1, 2002 is not expected to significantly affect the Bank's financial statements.

         In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations, and in August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 143 requires that obligations associated with the retirement of tangible long-lived assets be recorded as a liability when those obligations are incurred, with the amount of liability initially measured at fair value. SFAS No. 143 will be effective for financial statements for fiscal years beginning after June 15, 2002, though early adoption is encouraged. The application of this statement is not expected to have a material impact on the Bank's financial statements.

         SFAS No. 144 supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. SFAS No. 144 applies to all long-lived assets including discontinued operations, and amends Accounting Principles Board Opinion No. 30, Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. SFAS No. 144 requires that long-lived assets that are to be disposed of by sale be measured at the lower of book or fair value less cost to sell. SFAS No. 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001, and its provisions are generally expected to be applied prospectively. The application of this statement is not expected to have a material impact on the Bank's financial statements.

         RECLASSIFICATIONS - Certain amounts in the 2000 financial statements have been reclassified to conform to the 2001 presentation. The reclassifications had no effect on net income or shareholders' equity as previously reported.

PIEDMONT BANK
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2001 AND 2000


2.       INVESTMENT SECURITIES

         The amortized cost, gross unrealized gains and losses and fair values of investment securities at December 31, 2001 and 2000 are as follows:

                                                                                2001
                                                   --------------------------------------------------------------
                                                                          Gross Unrealized
                                                    Amortized         ------------------------           Fair
                                                      Cost              Gains          Losses            Value
                                                   -----------        --------        --------        -----------

         Available for sale securities:
           U.S. government agencies                $25,904,486        $308,358        $ 55,873        $26,156,971
           U.S. treasury                             3,640,606           9,463          32,881          3,617,188
           Municipals                                6,617,951          66,218         140,954          6,543,215
           Mortgage-backed securities               18,324,895         159,087         103,692         18,380,290
           Other                                        13,937           5,079              --             19,016
                                                   -----------        --------        --------        -----------

               Total available for sale            $54,501,875        $548,205        $333,400        $54,716,680
                                                   ===========        ========        ========        ===========

         Held to maturity securities:
           Mortgage-backed securities              $    91,945        $  2,416        $     --        $    94,361
                                                   ===========        ========        ========        ===========

                                                                                2000
                                                   --------------------------------------------------------------
                                                                          Gross Unrealized
                                                    Amortized         ------------------------           Fair
                                                      Cost              Gains          Losses            Value
                                                   -----------        --------        --------        -----------

         Available for sale securities:
           U.S. government agencies                $14,892,500        $ 30,830        $     --        $14,923,330
           U.S. treasury                               516,731              --           8,918            507,813
           Municipals                                2,226,890          50,828              --          2,277,718
           Mortgage-backed securities                8,321,194           9,763              --          8,330,957
                                                   -----------        --------        --------        -----------

               Total available for sale            $25,957,315        $ 91,421        $  8,918        $26,039,818
                                                   ===========        ========        ========        ===========

         Held to maturity securities:
           Mortgage-backed securities              $   159,139        $     --        $    351        $   158,788
                                                   ===========        ========        ========        ===========

PIEDMONT BANK
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2001 AND 2000


2.       INVESTMENT SECURITIES (CONTINUED)

         The amortized cost and fair values of securities available for sale and held to maturity as of December 31, 2001 are shown below. Actual expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations.

                                                            Securities                          Securities
                                                        available for sale                   held to maturity
                                                   ------------------------------   -------------------------------
                                                      Amortized         Fair           Amortized          Fair
                                                        Cost            Value            Cost             Value
                                                   -------------    -------------   --------------   --------------

       Due within one year                         $      13,634    $      13,583   $            -   $            -
       Due after one year through five years          24,573,973       24,739,446                -                -
       Due after five years through ten years          8,853,362        8,953,934           83,001           85,293
       Due after ten years                            21,060,906       21,009,717            8,944            9,068
                                                   -------------    -------------   --------------   --------------

                                                   $  54,501,875    $  54,716,680   $       91,945   $       94,361
                                                   =============    =============   ==============   ==============

         Securities with a carrying value of $1,737,381 were pledged to secure public monies on deposit as required by law at December 31, 2001. Securities with a carrying value of $1,984,368 were pledged to secure advances from the Federal Home Loan Bank at December 31, 2001. Securities with a carrying value of $3,633,896 were pledged to secure repurchase agreements at December 31, 2001.

3.       LOANS

         Loans at December 31, 2001 and 2000, classified by type, are as follows:

                                                                                       2001               2000
                                                                                  --------------     --------------

               Real estate loans                                                  $  107,356,686     $   74,536,005
               Commercial loans                                                       42,579,336         33,200,303
               Consumer loans                                                          8,375,453          5,485,724
                                                                                  --------------     --------------
                                                                                     158,311,475        113,222,032
               Deferred origination fees, net                                           (226,408)          (181,163)
               Allowance for loan losses                                              (1,987,410)        (1,438,204)
                                                                                  --------------     ---------------

               Loans, net                                                         $  156,097,657     $  111,602,665
                                                                                  ==============     ==============

         The Bank has granted loans to certain directors and executive officers of the Bank and their related interests. Such loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other borrowers and, in management's opinion, do not involve more than the normal risk of collectibility. All loans to directors and executive officers or their related interests are submitted to the Board of Directors for approval. A summary of loans to directors, executive officers and their interests follows:

               Loans to directors and officers as a group at December 31, 2000                      $     6,061,967

               Net disbursements during year ended December 31, 2001                                      1,068,961
                                                                                                    ---------------

               Loans to directors and officers as a group at December 31, 2001                      $     7,130,928
                                                                                                    ===============

PIEDMONT BANK
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2001 AND 2000


4.       ALLOWANCE FOR LOAN LOSSES

         Changes in the allowance for loan losses for the years ended December 31, 2001 and 2000 are as follows:

                                                                                        2001               2000
                                                                                   -------------     --------------

               Balance at beginning of year                                        $   1,438,204     $       992,699
               Additions charged to operations                                         1,077,335             445,500
               Charge-offs                                                              (578,148)                  -
               Recoveries                                                                 50,019                   5
                                                                                   -------------     ---------------

               Balance at end of year                                              $   1,987,410     $     1,438,204
                                                                                   =============     ===============

5.       PREMISES AND EQUIPMENT

         Premises and equipment at December 31, 2001 and 2000 are as follows:

                                                                                       2001               2000
                                                                                  --------------     --------------

               Land                                                               $    2,534,691     $    2,085,141
               Land improvements                                                         244,250            238,619
               Buildings                                                               3,125,459          1,863,173
               Furniture and equipment                                                 1,507,676          1,395,427
               Software                                                                  149,006            129,210
               Construction in process                                                    19,200             58,058
                                                                                  --------------     --------------
                                                                                       7,580,282          5,769,628
               Accumulated depreciation                                                 (859,537)          (506,578)
                                                                                  --------------     ---------------

               Net                                                                $    6,720,745     $    5,263,050
                                                                                  ==============     ==============

         Depreciation expense for the years ended December 31, 2001 and 2000 amounted to $352,960 and $234,617, respectively.

         In November 2001, the Bank purchased its main office and branch facilities located at South Elm and Elm and Front Streets for $1,069,000. This purchase price consisted of cash of $829,000, which was paid in 2001, with the balance of $240,000 to be paid through the issuance of 22,000 shares of the Bank's common stock in 2002. These facilities had previously been leased under operating lease agreements. Rental expense charged to operations under these operating lease agreements was $100,375 and $69,500 for the years ended December 31, 2001 and 2000, respectively.

PIEDMONT BANK
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2001 AND 2000


6.       DEPOSIT ACCOUNTS

         At December 31, 2001, the scheduled maturities of time deposits are as follows:

                                                                   Less than         $100,000
                                                                   $100,000           or more            Total
                                                                --------------    ---------------   ---------------

               2002                                             $   60,574,252    $    15,583,898   $    76,158,150
               2003                                                 19,029,169          5,406,199        24,435,368
               2004                                                  4,068,307            110,581         4,178,888
               2005                                                          -                  -                 -
               2006                                                     19,093            107,644           126,737
                                                                --------------    ---------------   ---------------

               Total                                            $   83,690,821    $    21,208,322   $   104,899,143
                                                                ==============    ===============   ===============

7.       SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

         Securities sold under agreements to repurchase mature daily. Securities sold under agreements to repurchase averaged approximately $5,061,000 and $3,493,000 during 2001 and 2000, respectively. There were $3,925,395 and $8,559,988 of repurchase agreements outstanding at December 31, 2001 and 2000, respectively. Securities sold under agreements to repurchase during 2001 were sold at an average interest rate of 4.25%. The securities underlying the agreements were under the control of the Bank's safekeeping agent.

8.       ADVANCES FROM THE FEDERAL HOME LOAN BANK

         At December 31, 2001, the Bank had received an advance of $5.0 million under its line of credit with the Federal Home Loan Bank of Atlanta. The maximum amount that the Bank can borrow under this line of credit, which was $47.4 million at December 31, 2001, is 20% of the Bank's total assets as reported in its most recently filed regulatory report. This advance had an interest rate of 4.03% at December 31, 2001 and is due on March 8, 2011. All advances are secured by a blanket floating lien on the Bank's one-to-four family residential mortgage loans.

9.       INCOME TAXES

         Allocation of income taxes between current and deferred portions is as follows:

                                                                                      Years Ended December 31,
                                                                                       2001               2000
                                                                                  --------------     --------------

               Current tax provision                                              $      462,185     $      576,210
               Deferred tax benefit                                                      (79,685)          (122,110)
                                                                                  --------------     ---------------

                                                                                  $      382,500     $      454,100
                                                                                  ==============     ==============

PIEDMONT BANK
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2001 AND 2000


9.       INCOME TAXES (CONTINUED)

         Income tax expense is reconciled to the amount computed by applying the federal statutory tax rate of 34% to income before income taxes as follows:

                                                                                      Years Ended December 31,
                                                                                       2001               2000
                                                                                  --------------     --------------

                 Expense computed at statutory rate of 34%                        $      396,294     $      441,156
                 Effect of state income taxes                                             53,034             59,037
                 Tax exempt income                                                       (49,757)           (46,510)
                 Other                                                                   (17,071)               417
                                                                                  --------------     --------------

                                                                                  $      382,500     $      454,100
                                                                                  ==============     ==============

         Significant components of deferred taxes at December 31, 2001 and 2000 are as follows:

                                                                                        2001              2000
                                                                                  --------------     --------------

                 Deferred tax assets:
                   Allowance for loan losses                                      $      636,314     $      486,955
                   Pre-opening costs and expenses                                         11,518             34,555
                   Other                                                                  38,550             38,550
                                                                                  --------------     --------------
                                                                                         686,382            560,060
                                                                                  --------------     --------------

                 Deferred tax liabilities:
                   Premises and equipment                                               (106,467)           (59,830)
                   Unrealized gain on available for sale securities                      (70,064)           (28,876)
                   Prepaid expenses                                                      (12,023)           (12,023)
                                                                                  ---------------    ---------------
                                                                                        (188,554)          (100,729)
                                                                                  --------------     ---------------

                 Net deferred tax asset                                           $      497,828     $      459,331
                                                                                  ==============     ==============

10.      SHAREHOLDERS' EQUITY AND EARNINGS PER SHARE

         On December 12, 2001, the Board of Directors approved a 10% stock dividend distributed on December 31, 2001 to shareholders of record on December 17, 2001.

         All earnings per share data in these financial statements reflect all stock dividends.

PIEDMONT BANK
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2001 AND 2000


10.      SHAREHOLDERS' EQUITY AND EARNINGS PER SHARE (CONTINUED)

         Basic earnings per share ("EPS") excludes dilution and is computed by dividing net income by the weighted-average number of common shares outstanding for the period. Diluted EPS includes the effect of dilutive common stock equivalents but does not include 22,000 common shares issuable as discussed in Note 5, since the effect of that issuance would be anti-dilutive. Following is the reconciliation of EPS for 2001 and 2000:

                                                                                        2001              2000
                                                                                  --------------     --------------

             Basic net income per share:
               Net income                                                         $       783,072    $      843,417
               Weighted average shares outstanding                                      1,362,378         1,193,473

               Basic net income per share                                         $          .57     $          .71

             Diluted earnings per share:
               Net income                                                         $       783,072    $      843,417
               Weighted average shares outstanding                                      1,362,378         1,193,473
               Dilutive effect of stock options                                            26,710            46,151

               Weighted average shares, as adjusted                                     1,389,088         1,239,624

               Diluted net income per share                                       $          .56     $          .68

11.      STOCK OPTIONS

         During 1998, the Board of Directors of the Bank adopted two stock option plans, the 1998 Incentive Stock Option Plan (the "Employee Plan") and the 1998 Nonstatutory Stock Option Plan (the "Directors Plan"). During 2001, both plans were amended to increase the number of shares available and to modify the vesting schedule. The maximum number of shares available for issuance is 135,997 for each of the plans. Both plans provide for the granting of options to purchase shares of the Bank's common stock at a price not less than the fair market value at the date of the grant. Options granted under the Employee and Directors' plans prior to the 2001 amendments become exercisable as to 20% of the grant at the date of grant for the Directors Plan and at the first anniversary of the grant for the Employee Plan. The remaining options become exercisable at the rate of 20% per year thereafter. There were 23,252 director options granted in 2001, all of which become exercisable at an annual rate of 33% beginning at the grant date. There were 29,975 employee options granted in 2001, all of which become exercisable at an annual rate of 20% beginning one year after the grant date. No option may be exercised more than 10 years after the grant date.

         The total options outstanding at December 31, 2001 were 106,487 and 125,817 shares under the Directors Plan and Employee Plan, respectively. The exercise price of all options granted to date range from $9.45 to $15.16 per share.

         Shares and the option price per share have been adjusted for all stock dividends.

PIEDMONT BANK
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2001 AND 2000


11.      STOCK OPTIONS (CONTINUED)

         Certain option information for the years ended December 31, 2001 and 2000 follows:

                                                                                              Outstanding options
                                                                                         ---------------------------
                                                                           Shares                           Weighted
                                                                         available                          average
                                                                        for future          Number          exercise
                                                                          grants         outstanding          price
                                                                        ----------       -----------        --------

             Outstanding at December 31, 1999                              20,951          183,164           $ 9.45
               Exercised                                                        -           (6,116)            9.45
               Granted                                                    (32,160)          32,160            14.55
               Expired or forfeited                                        19,082          (19,082)           10.85
                                                                          -------          -------           ------

             Outstanding at December 31, 2000                               7,873          190,126            10.17
               Authorized                                                  45,689                -                -
               Exercised                                                        -           (7,463)            9.45
               Granted                                                    (53,227)          53,227            13.05
               Expired or forfeited                                         3,586           (3,586)            9.53
                                                                          -------          -------           ------

             Outstanding at December 31, 2001                               3,921          232,304           $10.86
                                                                          =======          =======           ======

         There were 114,411 and 71,803 exercisable options outstanding at December 31, 2001 and 2000, respectively, with weighted average exercise prices of $10.00 and $9.45, respectively. Options at December 31, 2000 have been adjusted for the 10% stock dividend issued on December 31, 2001.

         The Bank applies the intrinsic value based method for accounting for stock options. Accordingly, no compensation cost has been recognized since the option price is equivalent to the fair value of the stock at the grant dates. Had compensation cost been determined in accordance with the fair value based method, the Bank's net income and earnings per share would have been reduced to the proforma amounts indicated below:

                                                                                  Years Ended December 31,
                                                                                  ------------------------
                                                                                     2001          2000
                                                                                  ---------     ----------

             Net income:
               As reported                                                        $ 783,072     $ 843,417
               Pro forma                                                            583,708       680,319

             Earnings per share (basic):
               As reported                                                        $     .57     $     .71
               Pro forma                                                                .43           .57

             Earnings per share (assuming dilution):
               As reported                                                        $     .56           .68
               Pro forma                                                                .42           .55

PIEDMONT BANK
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2001 AND 2000


11.      STOCK OPTIONS (CONTINUED)

         The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 2001 and 2000: dividend yield of 0 percent for both years; expected volatility of 30 percent in 2001 and 23 percent in 2000, risk-free interest rates of 3.50 percent in 2001 and 6.50 percent in 2000 and expected lives of 4 years for both years.

12.      REGULATION AND REGULATORY RESTRICTIONS

         The Bank is regulated by the Federal Deposit Insurance Corporation ("FDIC") and the North Carolina State Banking Commission.

         The Bank is subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

         Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). The Bank has been classified as adequately capitalized as a result of a 2001 regulatory exam. Management believes, as of December 31, 2001, that the Bank continues to meet all capital adequacy requirements to which it is subject. To be categorized as adequately capitalized and well capitalized under the regulatory framework for prompt corrective action, the Bank must maintain the minimum capital ratios as set forth in the table below.

PIEDMONT BANK
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2001 AND 2000


12.      REGULATION AND REGULATORY RESTRICTIONS (CONTINUED)

         The Bank's actual capital amounts and ratios are also presented in the table ($ in thousands):

                                                                                              To be well
                                                                                           capitalized under
                                                                      For capital          prompt corrective
                                                Actual             adequacy purposes       action provisions
                                           ------------------      ------------------      -----------------
                                            Amount      Ratio       Amount      Ratio       Amount     Ratio
                                           -------      -----      -------      -----      -------     -----
         As of December 31, 2001:
         Total capital (to risk
            weighted assets)               $16,438       8.9%      $14,647       8.0%      $18,309      10.0%
         Tier 1 Capital (to risk
            weighted assets)                14,442       7.9%        7,324       4.0%       10,986       6.0%
         Tier 1 Capital (to
            average assets)                 14,442       6.3%        7,324       4.0%        9,155       5.0%

         As of December 31, 2000:
         Total capital (to risk
            weighted assets)               $14,801      11.8%      $10,000       8.0%      $12,500      10.0%
         Tier 1 Capital (to risk
            weighted assets)                13,363      10.7%        5,000       4.0%        7,500       6.0%
         Tier 1 Capital (to
            average assets)                 13,363       9.3%        5,734       4.0%        7,168       5.0%

13.      COMMITMENTS AND CONTINGENCIES

         The Bank has various financial instruments (outstanding commitments) with off-balance sheet risk that are issued in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Commitments to extend credit are legally binding agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts outstanding do not necessarily represent future cash requirements. Standby letters of credit represent conditional commitments issued by the Bank to assure the performance of a customer to a third party. The unused portion of commitments to extend credit at December 31, 2001 and 2000 was $34,377,000 and $26,174,000,
         respectively.

PIEDMONT BANK
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2001 AND 2000


13.      COMMITMENTS AND CONTINGENCIES (CONTINUED)

         The Bank's exposure to credit loss for commitments to extend credit and standby letters of credit is the contractual amount of those financial instruments. The Bank uses the same credit policies for making commitments and issuing standby letters of credit as it does for on-balance sheet financial instruments. Each customer's creditworthiness is evaluated on an individual case-by-case basis. The amount and type of collateral, if deemed necessary by management, is based upon this evaluation of creditworthiness. Collateral held varies, but may include marketable securities, deposits, property, plant and equipment, investment assets, inventories and accounts receivable. Standby letters of credit amounted to $1,233,000 and $1,627,000 as of December 31, 2001 and 2000, respectively. Management does not anticipate any significant losses as a result of these financial instruments.

         As of December 31, 2001, the Bank had an agreement to purchase federal funds overnight up to a maximum of $4.0 million and a line of credit with the Federal Home Loan Bank to borrow up to 20% of total assets with various maturity choices.

14.      FAIR VALUE OF FINANCIAL INSTRUMENTS

         The estimated fair value amounts have been determined by the Bank, using available market information and appropriate valuation methodologies. However, considerable judgment is necessary to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Bank could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts (dollars in thousands):

                                                                                December 31,
                                                          ---------------------------------------------------------
                                                                    2001                            2000
                                                          -------------------------       -------------------------
                                                                          Estimated                       Estimated
                                                          Carrying          fair          Carrying           fair
                                                           amount          value           amount           value
                                                          --------        ---------       --------        ---------

         Financial assets:
           Cash and cash equivalents                      $ 14,686        $ 14,686        $  6,907        $  6,907
           Securities available for sale                    54,717          54,717          26,040          26,040
           Securities held to maturity                          92              94             159             159
           Loans                                           156,098         158,059         111,603         110,036

         Financial liabilities:
           Other deposits                                 $105,086        $105,086        $ 57,710        $ 57,710
           Time deposits                                   104,899         106,561          60,362          60,362
           Advances from Federal Home
             Loan Bank                                       5,000           5,818          11,000          11,000
           Securities sold under agreements to
             repurchase                                      3,925           3,925           8,560           8,560

PIEDMONT BANK
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2001 AND 2000


14.      FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

         The carrying amounts for cash and cash equivalents approximate fair value because of the short maturities of those instruments. The fair value of marketable securities is based on quoted market prices, dealer quotes and prices obtained from independent pricing services. The fair value of loans, time deposits, and securities sold under agreements to repurchase is estimated based on present values using applicable risk-adjusted spreads to the U.S. Treasury curve to approximate current entry-value interest rates applicable to each category of such financial instruments. The fair value of advances from the Federal Home Loan Bank is based upon the discounted value when using current rates at which borrowings of similar maturity could be obtained.

         No adjustment was made to the entry-value interest rates for changes in credit of loans for which there are no known credit concerns. Management segregates loans in appropriate risk categories. Management believes that the risk factor embedded in the entry-value interest rates, along with the general reserves applicable to the loan portfolio for which there are no known credit concerns, result in a fair valuation of such loans on an entry-value basis.

         Demand deposits are shown at their face value. With regard to financial instruments with off-balance sheet risk discussed in Note 13, it is not practicable to estimate the fair value of future financing commitments.

         The fair value estimates presented herein are based on pertinent information available to management as of December 31, 2001 and 2000. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

15.      EMPLOYEE BENEFIT PLAN

         The Bank sponsors a defined contribution 401(k) plan which allows those employees who have attained the age of 18 years and worked 1,000 hours to elect to contribute a portion of their salary to the plan in accordance with the provisions and limits set forth in the plan document. The plan was established in May 1999. The Bank makes discretionary matching contributions in an amount determined each plan year for each participant who makes 401(k) savings contributions during the year. The Bank may also make a discretionary profit-sharing contribution for a plan year to those participants employed during the year. The Bank's contributions to the plan totaled $38,529 and $21,532 for the years ended December 31, 2001 and 2000, respectively.

PIEDMONT BANK
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2001 AND 2000


16.      BUSINESS SEGMENT REPORTING

         In addition to its banking operations, the Bank has one other reportable segment, Piedmont Financial Services, Inc., whose principal activity is to provide investment services to the Bank's customers. The accounting policies of the segment are the same as those described in the summary of significant accounting policies. Set forth below is certain financial information for the segment and in total:

                                                      At or For the Year Ended December 31, 2001
                                                   ------------        ------------        ----------
                                                      Total              Banking          Investments
                                                   ------------        ------------        ----------

              Net interest income                  $  5,774,721        $  5,769,587        $  5,134
              Non-interest income                     2,048,320           1,414,476         633,844
                                                   ------------        ------------        --------
                    Total income                      7,823,041           7,184,063         638,978
                                                   ------------        ------------        --------

              Provision for loan losses               1,077,335           1,077,335              --
              Non-interest expenses                   5,580,134           5,199,260         380,874
                                                   ------------        ------------        --------
                    Total expenses                    6,657,469           6,276,595         380,874
                                                   ------------        ------------        --------

              Net income                           $  1,165,572        $    907,468        $258,104
                                                   ============        ============        ========

              Period-end total assets              $237,062,111        $236,622,354        $439,757
                                                   ============        ============        ========

                                                       At or For the Year Ended December 31, 2000
                                                   ------------        ------------        ----------
                                                      Total              Banking          Investments
                                                   ------------        ------------        ----------

              Net interest income                  $  4,742,230        $  4,737,503        $  4,727
              Non-interest income                       977,983             614,540         363,443
                                                   ------------        ------------        --------
                    Total income                      5,720,213           5,352,043         368,170
                                                   ------------        ------------        --------

              Provision for loan losses                 445,500             445,500              --
              Non-interest expenses                   3,977,196           3,706,611         270,585
                                                   ------------        ------------        --------
                    Total expenses                    4,422,696           4,152,111         270,585
                                                   ------------        ------------        --------

              Net income                           $  1,297,517        $  1,199,932        $ 97,585
                                                   ============        ============        ========

              Period-end total assets              $152,545,706        $152,363,632        $182,074
                                                   ============        ============        ========

17.      SUBSEQUENT EVENTS

         Effective January 1, 2002, Main Street BankShares, Inc. ("MSB"), acquired 100% of the voting shares of Piedmont Bank (the "Bank") through a share exchange with the shareholders of the Bank. MSB is a bank holding company supervised by the Board of Governors of the Federal Reserve System. Through the share exchange, the shareholders of the Bank received one share of common stock of MSB for every one share of common stock of the Bank owned.

PIEDMONT BANK
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2001 AND 2000


17.      SUBSEQUENT EVENTS (CONTINUED)

         On January 23, 2002, Main Street Bancshares, Inc. and Yadkin Valley Bank and Trust Company reached a tentative agreement whereby Yadkin Valley will acquire Main Street and its wholly owned subsidiary, Piedmont Bank. After the merger, Piedmont Bank will continue to operate as Piedmont Bank, a division of Yadkin Valley Bank and Trust Company. Main Street shareholders will have the option to receive either 1.68 shares of Yadkin Valley's common stock or $18.50 in cash for each of their shares of the common stock of Main Street, subject to an overall allocation whereby 70% of the total consideration for Main Street will be paid with shares of Yadkin Valley's common stock and 30% will be paid in cash.

                                  PIEDMONT BANK
                          MANAGEMENT AND BANK PERSONNEL


                               BOARD OF DIRECTORS

       J. T. ALEXANDER, JR.                        CECILE' EBERT                    HARRY PHILLIP MCLAIN, JR.
             PRESIDENT                               PRESIDENT                              PRESIDENT
    J. T. Alexander & Son, Inc.                      ROE, Inc.                         McLain Farms, Inc.
   VICE PRESIDENT AND SECRETARY                      PRESIDENT
      Acme Metal Slides, Inc.               CES Development Corporation

      RALPH L. BENTLEY, M.D.                     BRIAN D. FLETCHER                         R. B. SLOAN
             PHYSICIAN                           PRIVATE INVESTOR                    CHIEF EXECUTIVE OFFICER
        Piedmont Healthcare                   CHIEF OPERATING OFFICER                     EnergyUnited
                                                   AND DIRECTOR
                                                 Cox Technologies

        JOSEPH L. BERTOLAMI                        ANN T. KELLY                          HARRY C. SPELL
        PRESIDENT AND OWNER                CO-OWNER, SECRETARY-TREASURER                 VICE PRESIDENT
            JoBar, Inc.                      Landmark Associates, Ltd.            Fort Dobbs Trading Co., Inc.
        PRESIDENT AND OWNER                                                                 PRESIDENT
            JoLar, Inc.                                                               Westside Sales, Inc.
        PRESIDENT AND OWNER                                                       VICE PRESIDENT AND SECRETARY
      Finish Line Dodge, LLC                                                        MoCaro Dyeing & Finishing

          BOBBY E. COMBS                       CONSTANTINE H. KUTTEH                ROBERT M. STEVENSON, M.D.
              RETIRED                           PRINCIPAL/SECRETARY                        RADIOLOGIST
                                               Pope McMillan Kutteh               Statesville-Iredell Radiology
                                               Simon & Privette, P.A.                 Davis Medical Center

                                                  WILLIAM A. LONG
                                           PRESIDENT AND CHIEF EXECUTIVE
                                                      OFFICER
                                                   Piedmont Bank

                               CORPORATE OFFICERS

          WILLIAM A. LONG                          MARK S. BRADY                      JAMES L. PEARCE, JR.
    President, Chief Executive              Executive Vice President -               Senior Vice President -
        Officer & Director                          Mooresville                              Lending

           EDWIN E. LAWS                         THOMAS C. DUTTON                      PATRICIA H. WOOTEN
        Treasurer & Chief                   Executive Vice President -                      Secretary
         Financial Officer                       North Mecklenburg

                                                 KRISTI A. ELLER
                                             Assistant Secretary and
                                                Operations Manager

                                  PIEDMONT BANK
                             SHAREHOLDER INFORMATION


INDEPENDENT AUDITORS

     Dixon Odom PLLC
     6525 Morrison Blvd., Suite 516
     Charlotte, North Carolina  28211-3563

SPECIAL COUNSEL

     Maupin Taylor & Ellis, PA
     P. O. Drawer 19764
     Highwoods Tower One
     3200 Beechleaf Court, Suite 500
     Raleigh, North Carolina  27619

STOCK TRANSFER AGENT

     Registrar and Transfer Company
     10 Commerce Drive
     Cranford, New Jersey  07016

NOTICE OF ANNUAL MEETING:

     The Annual Meeting of the shareholders of Piedmont Bank has not been scheduled but is expected to be held in June in Statesville, North Carolina.

MARKET FOR THE COMMON STOCK, STOCK PRICES AND DIVIDENDS

     The Bank's common stock is traded in the over-the-counter market and is listed on the National Daily Quotation Service "Bulletin Board." Market makers for the stock include Monroe Securities (800-766-5560), Hill Thompson Magid, L.P. (800-631-3083), and Herzog, Heine, Geduld, LLC (800-624-4062), Knight Securities, LP (800-232-3684), Wedbush Morgan Securities, Inc. (800-421-0251). As of December 31, 2001, the Bank had issued 1,365,890 shares of common stock, which were held by 1,529 shareholders of record. The stock is thinly traded.

     The Bank's common stock was issued on June 27, 1997, at a price of $11.00 per share. Adjusting for stock dividends discussed below, the price was $8.66 per share. The share prices have been adjusted for the stock dividends.

                                                   2001                                 2000
                                        -------------------------             -------------------------
                                         High                Low               High              Low
                                        ------             ------             ------            ------
     First Quarter                      $13.86             $10.45             $17.27            $12.85
     Second Quarter                     $13.18             $10.91             $14.55            $10.12
     Third Quarter                      $12.73             $11.59             $13.98            $11.82
     Fourth Quarter                     $11.82             $10.00             $13.64            $10.91

     A stock dividend of 10% was paid on December 31, 2001 to shareholders of record on December 17, 2001. Previously, a stock dividend of 5% was paid on November 1, 1999 and a stock dividend of 10% was paid on November 1, 1998. To date, the Bank has not paid any cash dividends.